UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2017

RITTER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37428	26-3474527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1880 Century Park East, Suite 1000
Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 203-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Item 8.01.	Other Events.

On March 1, 2017, Ritter Pharmaceuticals, Inc. (the “Company”) held a Type C informational meeting with the U.S. Food and Drug Administration (the “FDA”) to discuss its development plans and its current Phase 2b/3 clinical trial for the treatment of lactose intolerance per earlier discussions with the FDA. The focus of the meeting was to gain feedback about the Company’s statistical analysis plan (“SAP”) and to best position the SAP so that the study may be considered a pivotal registration trial upon receipt of positive results. This meeting was held prior to un-blinding the Company’s Phase 2b/3 data.

The meeting with the FDA was constructive, collaborative and productively focused on best defining clinically meaningful benefits to patients suffering from lactose intolerance and how to reflect these benefits in endpoints. By addressing the FDA’s recent recommendations, the Company has chosen to modify aspects of its SAP, including modifying its primary endpoint to combine abdominal pain with relevant secondary endpoints to establish an abdominal composite score (abdominal pain, abdominal cramping, abdominal bloating and abdominal gas). The protocol design and the assessment utilized to collect lactose intolerance symptoms remain unchanged. The Company is moving forward to make these SAP changes, un-blind the data and release top-line results from the clinical trial in the coming weeks.

The Company believes these modifications will be better suited to show clinical meaningfulness to patients and better support product approval and labeling claims to address the FDA’s recent recommendations.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITTER PHARMACEUTICALS, INC.

	By:	/s/ Michael D. Step
	Name:	Michael D. Step
	Title:	Chief Executive Officer

Date: March 13, 2017